                   LOCK-UP, SUPPORT, AND VOTING AGREEMENT

         This Lock-Up, Support, and Voting Agreement (this "Agreement") is made and entered into as of December 3, 2001, by and among McLeodUSA Incorporated, a Delaware corporation (the "Company") and the entities listed on the signature page hereto under the caption "Investors" (collectively, "Investor"). The Company and Investor are collectively referred to herein as the "Parties" and individually as a "Party."

                                  RECITALS

         WHEREAS, the Company is obligated (the "Obligations") (i) under that certain Credit Agreement between the Company, The Chase Manhattan Bank and certain other lenders (collectively, the "Lenders"), dated as of May 31, 2000, as amended (the "Credit Agreement"), and (ii) those certain
10 1/2% Senior Discount Notes due March 1, 2007 issued by the Company under that certain indenture dated March 4, 1997; 9 1/4% Senior Notes due July 15, 2007 issued by the Company under that certain indenture dated July 21, 1997; 8 3/8% Senior Notes due March 15, 2008 issued by the Company under that certain indenture dated March 16, 1998; 9 1/2% Senior Notes due November 1, 2008 issued by the Company under that certain indenture dated October 30, 1998; 9 1/8% Senior Notes due February 15, 2009 issued by the Company under that certain indenture dated February 22, 1999; 12% Senior Notes due July 15, 2008 issued by the Company under that certain indenture dated December 14, 2000; 11 1/2% Senior Notes due May 1, 2009 issued by the Company under that certain indenture dated December 14, 2000, and the 11 3/8% Senior Notes due January 1, 2009 issued by the Company under that certain indenture dated January 16, 2001 (collectively, the "Senior Notes");

         WHEREAS, Investor owns or controls the right to vote 100% of (i) that certain Series D Convertible Preferred Stock issued by the Company

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and (ii) that certain Series E Convertible Preferred Stock issued by the
Company (together, the "Series D and E Preferred Stock");

         WHEREAS, the Company also has issued that certain 6.75% Series A Cumulative Preferred Stock held by persons other than Investor (the "Series A Preferred Stock");

         WHEREAS, the Company also has outstanding common stock (the "Existing Common Stock");

         WHEREAS, the Company and Investor have engaged in good faith negotiations with the objective of reaching an agreement with regard to a restructuring of the Company's Obligations and the recapitalization of the Company, including the issuance of new common stock of the Company (the "New Common Stock");

         WHEREAS, the Company and Investor now desire to implement a capital restructuring substantially on the terms described in Exhibit A (the "Restructuring");

         WHEREAS, pursuant to the Restructuring, Investor has entered into an investment agreement to purchase $100 million of new, Series F Preferred Stock and Series G Preferred Stock of the Company (the "New Preferred Stock") and warrants to purchase New Common Stock (the "New Warrants");

         WHEREAS, as part of the Restructuring, the Company has entered into a Stock Purchase Agreement to sell its directory publishing business ("Pubco") to an affiliate of Investor (the "Purchase Agreement");

         WHEREAS, the Company intends to pursue the Restructuring, consistent with the terms set forth on Exhibit A, via the following two, alternative mechanisms: (i) an out-of-court alternative (the "Out-of-Court Alternative") pursuant to which (A) the Company will commence an exchange

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offer to exchange shares of the New Common Stock and cash for the Senior
Notes substantially on the terms described in Exhibit A and (B) convene a special meeting of holders of the Company's Series A Preferred Stock, the Series D and E Preferred Stock, and the Existing Common Stock (collectively, the "Stockholders") in order to obtain, among other things, the approval of such Stockholders of the reclassification of such stock into New Common Stock substantially on the terms described in Exhibit A, and, if necessary, (ii) an in-court alternative (the "In-Court Alternative") pursuant to which the Company is soliciting acceptances of a Prepackaged Plan of Reorganization substantially on the terms described in Exhibit A (the "Plan"), and may file a case (the "Chapter 11 Proceedings") under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101, et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"); and

         WHEREAS, in order to facilitate the implementation of the Restructuring, Investor is prepared, subject to the terms and conditions of this Agreement, to vote the Series D and E Preferred Stock in favor of the Restructuring with such modifications in the terms of the Restructuring that do not materially deviate from the terms set forth on Exhibit A.

                                 AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         1.       Voting in Favor of the Restructuring.

                           (a) Agreement to Vote. Investor hereby

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         irrevocably agrees, during the period commencing on the date of this Agreement and continuing until the termination of this Agreement as provided for in Section 6 hereof (the "Voting Expiration Time"), to vote timely its Series D and E Preferred Stock in favor of the Restructuring with such modifications in the terms of the Restructuring that do not materially deviate from the terms set forth on Exhibit A, whether the Company pursues the Restructuring under the In- Court Alternative or the Out-of-Court Alternative, including, (i) with respect to the Out-of-Court Alternative, at any meeting of the Stockholders, however called, or in connection with any written consent of the Stockholders, voting or causing to be voted, the Series D and E Preferred Stock held of record or beneficially owned by Investor, whether owned on the date hereof of hereafter acquired, (A) in favor of such Restructuring, all transactions contemplated thereby, and all actions required in furtherance thereof, and (B) against any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, or prevent such Restructuring, and (ii) with respect to the In-Court Alternative, by executing ballots in favor of the Plan, and in each of cases
         (i) and (ii), agrees not to revoke or withdraw such vote. Investor's agreement to support the Restructuring is expressly conditioned upon the terms of the Restructuring being as set forth on Exhibit A and the Plan and all related documents being consistent with the terms set forth on Exhibit A with, in each case, such modifications that do not materially deviate from the terms of Exhibit A. Investor agrees that all solicitation materials and ballots prepared in connection with the Restructuring will indicate its support of the Restructuring, including the Plan.

                           (b) Modifications. Notwithstanding any other

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         provision of this Agreement, the Company may make such changes and modifications to the Restructuring or the Plan as the Company deems are necessary and appropriate in order to have the Restructuring or the Plan approved or implemented; provided, however, that Investor will not be required to support any such restructuring that materially deviates from the terms set forth on Exhibit A unless any such material deviations have been approved by Investor.

         2. Restrictions on Transfer. Investor hereby agrees, so long as this Agreement remains in effect, not to (i) sell, transfer, assign, pledge, or otherwise dispose of any of the Series D and E Preferred Stock, in whole or in part, or any interest therein, or (ii), without limiting the generality of the Section 2 of this Agreement, grant any proxies, deposit any of the Series D and E Preferred Stock into a voting trust, or enter into a voting agreement with respect to any of the Stock.

         3. Investor Allocation Agreement. Investor agrees that, with respect to any restructuring of the Company supported by Investor in which the Investor and its affiliates would receive approximately 40% or more of the equity ownership of the Company, whether consistent with terms set forth on Exhibit A or otherwise, such restructuring must include an allocation of consideration attributable to the holders of the Series A Preferred Stock, Series D and E Preferred Stock, and Existing Common Stock, respectively, in the same relative allocations (the "Approved Allocation") as set forth below:

                           Series A Preferred Stock -        14%
                           Series D Preferred Stock -      32.4%
                           Series E Preferred Stock -      14.7%
                           Existing Common Stock -         38.9%
                                                           -----
                                                          100.0%


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         4. Acknowledgment. This Agreement is not and shall not be deemed to be a solicitation for consents to the Restructuring or any Plan. The acceptances of Investor will not be solicited until it has received the applicable solicitation materials and/or disclosure statement and related ballots.

         5. Termination of Agreement. At any time after August 1, 2002, the Company and Investor may terminate their obligations hereunder and Investor may rescind its vote on the Restructuring, including the Plan (which vote shall be null and void and have no further force and effect), by giving prior written notice thereof to the other party.

         6. Representations and Warranties. Each Investor represents and warrants that the following statements are true, correct and complete as of the date hereof:

                           (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership or LLC power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

                           (b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required actions on the part of Investor and no other proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

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         This Agreement has been duly and validly executed and delivered by such Investor and, assuming this Agreement has been duly authorized, executed and delivered by the Company, constitutes a valid and binding agreement of such Investor.

                           (c) No Conflicts. Neither the execution and delivery of this Agreement by such Investor nor the consummation by such Investor of the transactions contemplated hereby nor compliance by such Investor with any of the provisions hereof will
         (a) conflict with or result in any breach of any provision of the charter or by-laws or similar organization documents of such Investor, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which such Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Investor, any of its subsidiaries or any of their properties or assets.

                           (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court with respect to the In-Court Alternative.

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                           (e) Owner of Stock. It is the beneficial owner
         of, or holder of investment authority over, the Series D and E Preferred Stock that it has agreed to vote in favor of the Restructuring and the Plan, and beneficially owns, or has investment authority over, no other interests in the Company.

         7. Further Acquisition of Interests. This Agreement shall in no way be construed to preclude Investor from acquiring additional interests in the Company. However, any such additional interests so acquired shall automatically be deemed to be subject to the terms of this Agreement.

         8. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of the Company and Investor.

         9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction, upon the commencement of any Chapter 11 Proceedings, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in

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connection with this Agreement.

         10. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

         11. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

         12. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

         13. Prior Negotiations. This Agreement and Exhibit A supersede all prior negotiations with respect to the subject matter hereof.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

         15. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

         16. Consideration. It is hereby acknowledged by the Parties hereto that no consideration shall be due or paid to Investor for its agreement to vote to accept the Restructuring and the Plan in accordance with the terms and conditions of this Agreement other than the Company's agreement to use its best efforts to obtain approval of any disclosure statement and best efforts to confirm the Plan in accordance with the terms and conditions

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of this Agreement.




         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

                           McLEODUSA INCORPORATED


                           By: /s/ Chris Davis
                              -------------------------------------------------
                                   Name: Chris Davis
                                   Title: Chief Operating and Financial Officer

                           INVESTORS:

                           FORSTMANN LITTLE & CO. EQUITY
                           PARTNERSHIP-V, L.P.
                           By:     FLC XXX Partnership, L.P.
                                   its general partner


                           By: /s/ Thomas H. Lister
                              -------------------------------------------------
                                   Thomas H. Lister,
                                   a general partner

                           FORSTMANN LITTLE & CO. SUBORDINATED
                           DEBT AND EQUITY MANAGEMENT BUYOUT
                           PARTNERSHIP-VI, L.P.
                           By:     FLC XXIX Partnership, L.P.
                                   its general partner

                           By: /s/ Thomas H. Lister
                              -------------------------------------------------
                                   Thomas H. Lister,
                                   a general partner

                           FORSTMANN LITTLE & CO. SUBORDINATED
                           DEBT AND EQUITY MANAGEMENT BUYOUT
                           PARTNERSHIP-VII, L.P.
                           By:     FLC XXXIII Partnership, L.P.
                                   its general partner

                           By: /s/ Thomas H. Lister
                              -------------------------------------------------
                                   Thomas H. Lister,
                                   a general partner





                                                                  Exhibit A



                      PRINCIPAL TERMS OF RESTRUCTURING
                      --------------------------------

The following is a description of the principal terms for the restructuring of the Company:


1. The Company will (A) sell its directory publishing business to either (i) Forstmann Little & Co. or its affiliates for a cash purchase price of at least $535,000,000 or (ii) such other person that submits a higher and better all cash offer and (B) use (i) the first $535,000,000 of the gross cash proceeds of such sale and
         (ii) at the Company's option, use the gross cash proceeds in excess of $560,000,000 to redeem the outstanding Indenture Debt;

2.       The FL Standby Purchase Agreement shall not provide for any

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         break-up fee or any expense reimbursement in favor of the
         purchaser;

3. In the event that the Restructuring is consummated through the Out-of-Court Alternative, the Indentures governing the Indenture Debt will be amended to remove all lien, indebtedness and restrictive subsidiary agreements restrictions;

4. The outstanding shares of Series A Preferred Stock, Series D Preferred Stock and Series E Preferred Stock and existing common stock of the Borrower will be converted to common stock (the "New Common Stock").

5. Forstmann Little & Co. ("Forstmann Little") and its affiliates will make a $100,000,000 all cash investment in a new series of preferred stock of the restructured Company, $25,000,000 of such investment will be used to pay the Borrower's Indenture Debt, $35,000,000 of such investment will be used to prepay the Term Borrowings and $40,000,000 of such investment will be retained by the Borrower and used for general corporate purposes, including capital expenditures. Such preferred stock shall be mandatorily convertible into common stock of the Company within 60 days of the issuance thereof;

6. The Borrower may implement the Restructuring either out-of-court through an exchange offer for the Indenture Debt and the Borrower's Series A, D and E Preferred Stock or in-court through a proceeding under Chapter 11 of the United States Bankruptcy Code, which in either case shall be consummated on or prior to August 1, 2002;

7.       If the Restructuring is accomplished through the In-Court

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         Alternative, the plan of reorganization for the Restructuring shall be confirmed on or prior to August 1, 2002 and shall provide that the liens and claims of the Lenders under the Credit Agreement will be unimpaired within the meaning of Section 1124 of the Bankruptcy Code;

8. The Company will redeem at least 95% of its outstanding Indenture Debt for (i) cash in the amount of $560,000,000; (ii) common equity of the restructured Borrower in an amount acceptable to the Arrangers; and (iii) at the Borrower's discretion, the excess, if any, of the gross sales proceeds received by the Borrower in the sale of its directory publishing business over $560,000,000; and

9. Upon consummation of the Restructuring, (i) Forstmann Little and its affiliates will be entitled to at least two representatives on the restructured Borrower's Board of Directors; (ii) Forstmann Little and its affiliates will own common stock and warrants of the restructured Borrower in an amount representing approximately 40% of the equity ownership of the restructured Borrower; and
         (iii) Theodore J. Forstmann will be chairman of the Executive Committee of the restructured Borrower.

The Company shall be entitled to amend the terms of this Exhibit A without the consent of Forstmann Little provided that the terms of the amended Exhibit A do not materially deviate from the terms set forth above.




ANNEX

DEFINITIONS


                  "Arrangers" means JPMorgan Chase Bank, Bank of America,

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N.A. and Citicorp USA, Inc.

                  "FL Standby Purchase Agreement" means the standby purchase agreement entered into among Forstmann Little, certain of its affiliates and the Borrower on or about the Third Amendment Effective Date and each other agreement, document, certificate or instrument delivered or to be delivered in connection therewith, pursuant to which Forstmann Little or any of such affiliates will, in the event that the Borrower has not received and accepted a higher and better all cash offer for the sale of the Publishing Assets on or prior to the Restructuring Date, purchase the Publishing Assets for cash consideration of $535,000,000 on or prior to the Restructuring Date.

                  "FL New Preferred Stock Purchase Agreement" means the stock purchase agreement entered into among Forstmann Little, certain of its affiliates and the Borrower on or about the Third Amendment Effective Date and each other agreement, document, certificate or instrument delivered or to be delivered in connection therewith, pursuant to which Forstmann Little and such affiliates will make an investment in a new series of preferred stock (the "New Preferred Stock") of the restructured Borrower as described in Exhibit A.

                  "Forstmann Little" is defined in Exhibit A.

                  "Indenture Debt" means the outstanding Indebtedness of the Borrower under the Indentures.

                  "New Common Stock" is defined in Exhibit A.


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